Exhibit 10.15

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT made the 23 day of September, 2005

AMONG

OPEN TEXT CORPORATION, a corporation amalgamated under the laws of the Province of Ontario

(hereinafter referred to as the “Corporation”)

OF THE FIRST PART

- and -

JOHN SHACKLETON, of the Burr Ridge, State of Illinois

(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS, the Executive executed a certain employment agreement dated the 1st day of July, 2003 (the “Agreement”) with the Corporation for the provision of the services of the Executive as an employee of the Corporation;

WHEREAS, the Executive and the Corporation desire to amend certain terms of the Agreement so as to make the provisions consistent with the Corporation’s current policies and industry standards (the “Amendment”);

WHEREAS, the Executive has agreed to enter into and deliver this Agreement in consideration of receiving certain additional benefits;

NOW, THEREFORE THIS AGREEMENT WITNESSES, in consideration of the promises and the agreements contained in this Amendment and in the Agreement and for other good and valuable consideration, and intending to be bound hereby, the Executive and the Corporation as of the date hereof do hereby agree as follows:

1.a. Subsection 1.l.i. of the Agreement shall be amended and restated in its entirety to read as follows:

“the failure by the Executive to perform his duties according to the terms of his employment (other than those (A): that follow a demotion in his position or duties; or (B) resulting from the Executive’s Disability) after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it;”

1.b. Subsection 1.j. (“earnings” definition) and subsection 1.o (“revenue” definition) of the Agreement are hereby deleted.

2. Subsection 1.m.ii. of the Agreement shall be amended and restated in its entirety to read as follows:

“a material reduction by the Corporation or any of its subsidiaries of the Executive’s salary, benefits or any other form of remuneration payable by the Corporation or its subsidiaries”

3. Section 3 of the Agreement shall be amended such that all references therein to “President” shall be deleted and replaced with “Chief Executive Officer”. In addition, (i) all references in Sections 3, 4, 6 and 11 of the Agreement to the Chief Executive Officer” shall be deleted and replaced with the Board of Directors”; and (ii) the reference in Sections 9 and 10 to the “Chief Executive Officer” shall be replaced by “Chairman of the Compensation Committee”.

4. Section 5.a. of the Agreement shall be amended and restated in its entirety to read as follows:

“a. The annual base salary (“Annual Base Salary”) payable to the Executive for his services hereunder for each year of the term of this Agreement shall be determined by the Board of Directors upon recommendation of the Compensation Committee and set out in a separate document, subject to the provisions of Section 7, and exclusive of bonuses, benefits and other compensation as provided for herein. The Annual Base Salary payable to the Executive pursuant to the provisions of this Section 5 shall be payable in such manner as other payments are made by the Corporation to senior executives or in such other manner as may be mutually agreed upon, less, in any case, all applicable deductions or withholdings as required by law.”

5. Section 6 of the Agreement shall be amended and restated in its entirety to read as follows:

“In addition to the Executive’s Annual Base Salary, the Executive shall be entitled to earn a bonus (the “Performance Bonus”) which shall be based upon performance goals approved by the Board of Directors upon recommendation of the Compensation Committee from time to time and set forth in a separate document. Any changes respecting the amount or other terms of the Performance Bonus payable to the Executive must be approved by the Board of Directors.”

5.a. Section 9 of the Agreement shall be amended by changing the reference in the first sentence thereof from “six weeks of paid vacation” to “four weeks of paid vacation”, and also by deleting the last two sentences thereof and replacing them with the following:

“Any vacation entitlement hereunder shall be subject to the Corporation’s policy respecting same in effect from time to time.”

6.a. Subsection 11.b. of the Agreement shall be amended and restated in its entirety to read as follows:

“This Agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive is determined to suffer from disability. The Executive shall be deemed to suffer from disability (hereinafter referred to as “Disability”) if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The Board of Directors, acting reasonably, shall finally determine if the Executive is suffering from ill health, physical or mental disability or other causes beyond his control during the time periods as hereinbefore set forth in the event of any dispute between the Executive and the Corporation concerning the occurrence of Disability for purposes of this Section.

Notwithstanding any short term or long term corporate benefits or insurance policies relating to disability maintained by the Corporation at the relevant time, if during any period of ill health, physical or mental disability or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties less than 120 consecutive days (the “Short-Term Illness”), the Executive shall continue to receive all amounts of remuneration and benefits otherwise payable to and enjoyed by the Executive under this Agreement less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of such Short-Term Illness (i.e. no duplicate payments as a result of short term disability payments and the Executive’s salary payments that are due during the Short-Term Illness time period). Upon termination of this Agreement as a result of Disability, the Corporation shall pay to the Executive the severance payment provided for in Subsection 12(c) hereof less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of the Disability. Upon termination of this Agreement as a result of Disability, the Executive shall be entitled to continue to participate in those employee benefits referred to in Section 5 b hereof, to the extent enjoyed by the Executive prior to the occurrence of Disability, for the 15-month period immediately following the occurrence of such Disability. The term “any year of the employment period” means any period of 12 consecutive months during the employment period.

This Agreement shall terminate without notice or any payment in lieu thereof immediately upon the death of the Executive.”

6.b. Subsection 11.c of the Agreement shall be deleted and replaced with the following:

“If the Executive is desirous of voluntarily terminating his employment with the Corporation, the Executive agrees to give the Corporation 3 months advance written notice of such termination, in which case the Executive shall not be entitled to any payment on account of severance under Section 12(b) hereof. The Board of Directors may waive such notice by proper resolution and in its sole discretion in which case the Executive’s employment shall be deemed to terminate immediately, provided the Executive shall still be entitled to compensation due on account of Annual Base Salary and benefits earned up to the last date of the 3 month advance written notice period given by the Executive and any Performance Bonus earned and prorated during such 3 month notice period. Provided that the Executive gives 3 months written notice as required hereunder, any unvested options which would have otherwise vested during such advance written notice period shall be permitted to vest. The Executive shall have the right to exercise any options which are vested as at the Date of Termination for the period which is 90 days following such Date of Termination (the “90 Day Period”). For purposes of this Section 11 (c), the term “Date of Termination” shall mean the actual day on which the Executive ceases to be employed plus the remainder of the 3 month notice period if and to the extent waived by the Board of Directors. Any termination properly given under Section 14.2 hereof and in accordance with the terms thereof shall not be considered a voluntary termination under this Section 11(c).”

7. Subsection 12.a. shall be amended and restated in its entirety as follows:

“Upon termination of the Executive’s employment for Just Cause, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination and all outstanding and accrued vacation pay to the Date of Termination. Upon termination of the Executive’s employment: (i) for death; or (ii) by the voluntary termination of the employment of the Executive by the Executive pursuant to Section 11(c) hereof, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary and any Performance Bonus earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination (which under Section 11(c) shall be as defined therein) and all outstanding and accrued vacation pay to the Date of Termination.

Notwithstanding subparagraph (ii) above, the Executive shall not be entitled to any Performance Bonus earned by the Executive before the Date of Termination unless the Executive gives the Corporation the advanced written notice required by Section 11(c) hereof.”

8. Subsection 12.b. shall be amended and restated in its entirety as follows:

“INTENTIONALLY DELETED”.

9.a. Subsection 12.c. of the Agreement shall be amended by the deletion of references to “12 month” and “12 months”, respectively, and the replacement thereof with “15 month” and “15 months”, respectively. In addition, the following paragraph shall be added to the end of Section 12.c.:

“If, at the Date of Termination, there were any memberships in any clubs, social or athletic organizations paid for by the Corporation pursuant to Schedule A hereof at the Date of Termination, the Corporation will not take any action to terminate such memberships but will not renew any such membership that expires or reimburse the Executive for any further payments therefore.”

9.b. Subsection 12.c of the Agreement shall be amended by adding a Subsection 12.c.v. as follows:

“an amount equal to 1.25 times the Executive’s target annual compensation payment for the then current fiscal year.”

10. Subsection 12.d. shall be amended and restated in its entirety as follows:

“If the Executive secures new employment or consulting work while he is entitled to severance payments under Section 12(c)(i), then from and after the date such new employment or consulting work commences, the severance payments referred to in Section 12(c)(i) to which the Executive is otherwise entitled shall be reduced immediately upon the commencement of such new employment or consulting work to a lump sum amount equal to the amount by which the Annual Base Salary exceeds the annual new salary or consulting fees, on a pro rata basis, annualized according to the unexpired term of the severance payments. The health and dental benefits referred to in Section 12(c) above shall also immediately terminate upon the commencement of such new employment or consulting work unless the Executive notifies the Corporation in writing that he is not entitled to benefits in respect of such new position or work. The Executive shall notify in writing the Corporation of all new employment and/or consulting work secured by the Executive (and the amounts received thereunder), within 14 days thereof, following the Date of Termination as long as the Executive is receiving severance payments hereunder, failing which the Executive’s continuing right to any severance payments hereunder shall cease.

Example:	Annual Base Salary	$150,000
	New Position	$100,000

Six months left of severance pay to go when new position attained

Lump sum payment to equal $50,000 x 6/12 = $25,000”

11. The last two paragraphs of Section 12 of the Agreement shall be amended and restated in their entirety as follows:

“Except as expressly stipulated in Sections 11(c) or 14 hereof and in this paragraph of Section 12, any options which have not vested as of the Date of Termination (being in the case where the Corporation gives notice, the date specified by the Corporation as the date on which the Executive’s employment will terminate) shall terminate and be of no further force and effect as of the Date of Termination and neither any period of notice nor any payment in lieu thereof upon termination of employment hereunder shall be considered as extending the period of employment for the purposes of vesting of options notwithstanding anything to the contrary in any other agreement between the Corporation and the Executive. Notwithstanding anything contained in this Section 12, in the event of termination by the Corporation other than for Just Cause, the Executive shall have the right to exercise any options which are vested as at the Date of Termination for the 90 Day Period (as defined in Section 11(c)). Any unvested options which would have otherwise vested during such 90 Day Period shall continue to vest during that period and to the extent any unvested options have vested during such 90 Day Period, the Executive shall also be entitled to exercise those options within a rolling 90 day period after the date of vesting of such options, which period will not exceed 180 days following the Date of Termination. In addition, notwithstanding anything contained in this Section 12 or elsewhere in this Agreement, the estate of the Executive shall be entitled, at any time during the period which is 12 months following the date of death of the Executive (the “12 Month Period”), to exercise any options which have vested as at the date of death of the Executive. In addition, any unvested options which would have otherwise vested during such 12 Month Period shall continue to vest during that period and to the extent any unvested options have vested during such period, the Executive’s estate shall be entitled to exercise those options within a period which starts on the day of vesting and ends 12 months from the date of death of the Executive.

For purposes of greater certainty, if the Executive is terminated for Just Cause, death or if the Executive’s employment hereunder is terminated by the Executive pursuant to Section 11(c) then no payment whatsoever shall be made to the Executive under this Section.”

12. Section 14 of the Agreement shall be amended and restated in its entirety as follows:

“14.1 Termination by the Corporation

If the Executive’s employment is terminated by the Corporation upon the giving of written notice of such termination to the Executive at any time within the 6 month period following a Change of Control other than for Just Cause, Disability or death, then the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 12(c) of this Agreement; and

ii.	notwithstanding anything to the contrary in Section 12 hereof or in this Agreement, all options granted by the Corporation to the Executive shall, following the giving of any notice by the Corporation under this Section 14.1, as provided for herein, be deemed to vest immediately and shall be exercisable by the Executive for a period of 90 days following the giving of such notice by the Corporation hereunder.

14.2 Termination by Executive

If the Executive’s employment is terminated by the Executive upon the giving of written notice of such termination to the Corporation within the 6 month period following a Change of Control, and within 60 days following the occurrence of a Parachute Event, which shall be described in detail by the Executive in the written notice of termination given to the Corporation, the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 12(c) of this Agreement; and

ii.	notwithstanding anything to the contrary in Section 12 hereof or in this Agreement, all options granted by the Corporation to the Executive shall, following the giving of any notice by the Executive, under this Section 14.2, as provided for herein, be deemed to vest immediately and shall be exercisable by the Executive for a period of 90 days following the giving of such notice.

Notwithstanding anything to the contrary, any termination properly given in accordance with the terms of this Section 14.2 shall not be considered a voluntary termination under Section 11(c) of this Agreement.”

13. Section 30 is hereby added to the Agreement as follows:

“30. NON-DISPARAGEMENT

The Executive covenants and agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its affiliates or its and their management.”

14. Section 31 is hereby added to the Agreement as follows:

“31. PRIVACY

The Executive acknowledges and agrees that the Corporation may collect, use and disclose his personal information for purposes relating to his employment with the Corporation. The purposes of such collection, use and disclosure include, but are not limited to:

(a) ensuring that the Executive is paid for his services to the Corporation which includes disclosure to third party payroll providers;

(b) administering and/or facilitating the provision of any benefits to which the Executive is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, pension, group RRSP and/or stock options. This shall include the disclosure of the Executive’s personal information to the Corporation’s third party service providers and administrators;

(c) compliance by the Corporation with any regulatory reporting and withholding requirements relating to the Executive’s employment;

(d) in the event of a sale or transfer of all or part of the shares or assets of the Corporation, disclosing to any potential acquiring organization the Executive’s personal information solely for the purposes of determining the value of the Corporation and its assets and liabilities and to evaluate the Executive’s position in the Corporation. If the Executive’s personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Executive’s personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time;

(e) compliance by the Corporation of its obligations to report improper or illegal conduct by any of its directors, officers, employees or agents under any applicable securities, criminal or other law; and

(f) monitoring the Executive’s access to the Corporation’s electronic media services in order to ensure that the use of such services is in compliance with the Corporation’s policies and procedures and is not in violation of any applicable laws.

If the Executive’s specific consent to the collection, use or disclosure of his personal information is required in the future, the Executive hereby agrees to provide such consent, and if the Executive refuses to provide or withdraws his consent, the Executive acknowledges that his employment and/or his entitlement to certain employment benefits may be negatively affected.”

15. Section 32 is hereby added to the Agreement as follows:

“32. NO CONFLICTING OBLIGATIONS

The Executive represents and warrants that none of the negotiation, entering into or performance of this Agreement has resulted in or may result in a breach by the Executive of any agreement, duty or other obligation with or to any Person, including, without limitation, any agreement, duty or obligation not to compete with any Person or to keep confidential the confidential information of any Person, and there exists no agreement, duty or other obligation binding upon the Executive that conflicts with the Executive’s obligations under this Agreement. The Executive agrees to indemnify and hold the Corporation, its officers, directors, employees, agents and consultants harmless against any and all claims, liabilities, damages or costs incurred by any of them by reason of an alleged violation by the Executive of the representations contained in this Section.”

16. Schedule “A” to the Agreement shall be amended and restated in its entirety as follows:

“SCHEDULE “A”

Remuneration – Benefits

Schedule “A” to the Employment Agreement made as of the 23 day of September 2005, by and between Open Text Corporation (the “Corporation”) and John Shackleton (the “Executive”).

Benefits to be enjoyed by the Executive during the term of this Agreement shall include:

(i)	reimbursement of reasonable cell phone expenses consistent with corporate policy;

(ii)	Reimbursement of any automobile lease payments and other automobile expenses made or incurred by the Executive for use of an automobile in connection with the performance of his duties hereunder not to exceed $950 per month or $11,400 per year (the “Aggregate Reimbursement Limit”). The Aggregate Reimbursement Limit shall be reviewed every two (2) years on the anniversary of the Agreement. No monthly automobile lease payment and other related expense shall exceed 1/12th of the stipulated Aggregate Reimbursement Limit in any given year of the term of this Agreement;

(iii)	reimbursement of reasonable fuel costs in lieu of a mileage charge associated with Executive operating the vehicle in the performance of his duties;

(iv)	each fiscal year you will be entitled to a $5,000 USD perquisite allowance which may be used for reimbursement of the following types of services or fees:

•	Financial planning

•	Tax planning

•	Estate planning

•	Athletic/Health Club

(v)	the services of Medisys Health Group Inc. have been retained to provide mandatory and regular Health Examinations to our senior executive team.”

17. Schedule “B” to the Agreement shall be amended and restated in its entirety as follows:

“INTENTIONALLY DELETED”

18. Definitions. All capitalized terms used, but not defined herein, shall have the respective meanings ascribed to them in the Agreement, as amended hereby.

19. Governing Law. This Amendment shall be governed by and construed under the laws of the Province of Ontario.

20. Entire Agreement. The Agreement, as amended hereby, constitutes the full and entire agreement and understanding between the parties regarding the subject matter herein. Except as otherwise expressly provided herein, the provisions hereof shall be binding upon and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

21.. Full Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

22. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart and a facsimile signature shall be valid.

23. Headings. Headings in this Amendment are included for reference only and have no effect upon the construction or interpretation of any part of this Amendment.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Agreement as of the date first above written.

OPEN TEXT CORPORATION

Per :
Authorized Signing Officer

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
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Print Witness Name:	)	John Shackleton
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